EXHIBIT 99.1

Strategic Joint Venture Signed by Santo Mining Corp. and Planta Vida S.A.S.

Santo Mining Corp., (OTC PINK:SANP) a vertically integrated 4th industrial revolution firm specializing in end-to-end “BaaS” (Blockchain-as-a-Service) solutions and other cutting-edge technologies such as IoT, AI, NFTs, and Data Analytics, is proud to announce it has successfully executed a Strategic Joint Venture Agreement with Planta Vida S.A.S. During the days and weeks to come we will be outlining the business operations of this Strategic Joint Venture Agreement.

Frank Yglesias CEO of Santo Stated: “this agreement gives us for the first time, a true sold partnership, with a group that is highly skilled and respected in the cannabis industry, this will allow us to focus on software development in this cannabis industry with the guidance and marketing expertise of the group.” additionally Mr. Marc Williams, President of Planta Vida Stated we recognize the need for real blockchain solutions in our rapidly evolving industry, the move to the 4th industrial revolution has begun, we look forward to be pioneering these tools with the  SANTO team

ABOUT PLANTA VIDA:

(https://plantavida.co/) With 116 hectares of land licensed directly to Planta Vida for psychoactive and non psychoactive cannabis cultivation in Yacopi, Cundinamarca, Colombia. The Planta Vida SAS project dedicated to implement strategic social business, bringing safe, natural and ecologically friendly wellness products to the emerging cannabis business with the goal of provide work and social benefits to the community, such as education, unemployment, health, housing and security.

ABOUT US

(https://santoblockchain.com/) The Company is a vertically integrated 4th industrial revolution firm specializing in end-to-end “BaaS” (Blockchain-as-a-Service) solutions and other cutting-edge technologies such as IoT, AI, NFTs, and Data Analytics. Their focus is exclusively on serving the cannabis industry. Much like Software-as-a-Service (SaaS), they manage, operate, and develop these advanced services, offering comprehensive support for cannabis businesses to thrive in the digital age.

FORWARD-LOOKING STATEMENT

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company. beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to, (i) growth of the crypto and or cannabis market, (ii) capital and credit market volatility, (iii) local and global economic conditions, (iv) our anticipated growth strategies, (v) crypto and cannabis authority and other governmental approvals and regulations, and (vi) our future business development, results of operations and financial condition. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. All information provided in this press release is as of the date of this press release, and Company undertakes no duty to update such information, except as required under applicable law.

Source:

Santo Mining Corp.

Frank Yglesias

ir@sbl.highbloc.com

1-954-787-1770